Exhibit 99.7

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A Common Stock, par value $0.0001 per share, of Astra Space, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below who is named as a reporting person therein in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: November 27, 2023

CHRIS KEMP

/s/ Chris C. Kemp
Name:	Chris C. Kemp

CHRIS KEMP LIVING TRUST, DATED FEBRUARY 10, 2021

/s/ Chris C. Kemp
Name:	Chris C. Kemp
Title:	Trustee